UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2014

Commission file number 000-51384

INTERMETRO COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0476779
(State or other jurisdiction of incorporation)	IRS Employer Identification No.

2685 Park Center Drive, Building A,
Simi Valley, California 93065
(Address of principal executive offices)  (zip code)

(805) 433-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of  (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of  (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 15, 2014, InterMetro Communications, Inc. (the “Company”), sold 501,000 shares of Series B Preferred Stock together with warrants to purchase 501,000 shares of common stock at an exercise price of $0.20 per share in exchange for a total purchase price of $501,000. The securities were sold to an accredited investor in a private placement exempt from registration under Regulation D of the Securities Act of 1933, as amended. The investor generally has the right to acquire up to $500,000 in additional Series B Preferred stock prior to the Company issuing the remaining available Series B Preferred stock or the Company terminating further sales of such stock. The Series B Preferred stock may be converted into shares of common stock at a conversion rate of 6.66 shares of common stock for each share of Series B Preferred, as set forth in the Certificate of Designation attached as Exhibit 3.1.

Item 3.03 Material Modification to Rights of Security Holders

Effective January 15, 2014, the Company authorized Series B Preferred Stock described in Item 5.03 below. This description is qualified in its entirety by reference to the Certificate of Designation which is attached as Exhibit 3.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective January 15, 2014, the Company established the rights and preferences of Series B Preferred Stock. The number of authorized shares is 2,000,000 and the shares are non-voting. The shares generally may be redeemed by the Company for $1.25 per share plus payment of any accrued but unpaid dividends. This description is qualified in its entirety by reference to the Certificate of Designation which is attached as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1           Certificate of Designation of Series B Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 17, 2014

INTERMETRO COMMUNICATIONS, INC.

By:           /s/ David Olert
David Olert
Chief Financial Officer
(Principal Accounting Officer)

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